EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-130756 on Form S-8 of our report dated December 13, 2006 relating to the consolidated financial statements and financial statement schedule of Aviza Technology, Inc., appearing in this Annual Report on Form 10-K of Aviza Technology, Inc. for the year ended September 29, 2006.

/s/ Deloitte & Touche LLP
San Jose, California
December 13, 2006